Exhibit 99.1

Pure Cycle Corporation

Announces Appointment of New Chief Financial Officer

DENVER, CO / ACCESSWIRE / July 21, 2023: Pure Cycle Corporation (NASDAQ:PCYO) is pleased to announce the appointment of Marc Spezialy as Vice President, Chief Financial Officer, Principal Accounting Officer and Principal Financial Officer of the Company.

CEO/President Mark Harding commented “We would like to thank our outgoing CFO Kevin McNeill for his service and express our best wishes to Mr. McNeill as he pursues other interests.  Additionally, we are excited to welcome Marc to Pure Cycle who brings more than 19 years of accounting and finance experience. Mr. Spezialy was the VP, Controller, of Pulte Mortgage LLC, a subsidiary of PulteGroup, Inc. in Denver, Colorado. Prior to Pulte Mortgage, Mr. Spezialy served as the VP Finance for Alviere, a financial services technology platform based in Denver, Colorado, as well as Chief Financial Officer of Equinox, a land development and water management company based in Denver, Colorado.  Mr. Spezialy began his career with PricewaterhouseCoopers in San Francisco in the Audit and Advisory Business Services group. After being promoted to Audit Manager, Mr. Spezialy transitioned to corporate accounting and served in various senior level accounting and finance positions. Mr. Spezialy obtained his bachelor’s degree in both Accounting and Finance from the University of San Francisco and is a licensed Certified Public Accountant in the state of California.”

Company Information

Pure Cycle continues to diversify its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complement one another. At our core we are an innovative and vertically integrated wholesale water and wastewater service provider, land development developing master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information including our recent press releases and SEC filings are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding at 303-292-3456 or at info@purecyclewater.com. Be sure to follow Pure Cycle on Twitter @purecyclecorp.

SOURCE: Pure Cycle Corporation